Exhibit 99.1

Mikros Systems Corporation Reports Record Second-Quarter Revenue;
Quarterly Revenue up 144% and Net Income Up More Than 670%

Princeton, NJ /PRNewswire-FirstCall/August 16, 2010 – Mikros Systems Corporation (OTCBB MKRS) announced its financial results for the second quarter ended June 30, 2010.

Highlights for the Second Quarter 2010 included:

•	Revenues for the second quarter 2010 were $1,553,315, an increase of $916,839 or 144% from $636,476 for the second quarter of 2009.
•	Gross Margin for the second quarter 2010 was $577,404, an increase of $223,519, or 63% from $353,885 for the second quarter of 2009.
•	Operating income for the second quarter 2010 was $142,858, an increase of $99,455, or 229% from $43,403 reported for the same period of 2009.
•	Net income during the second quarter of 2010 was $146,892, an increase of $127,896 or 673% from $18,996 in the second quarter of 2009.
•	The announcement of over $4,000,000 in new orders year-to-date.

Highlights for the Six Months ended June 30, 2010 included:

•	Revenues for the six months ended June 30, 2010 were $2,115,696 compared to $1,143,785 for the six months ended June 30, 2009, an increase of $971,911 or 85%.
•	Gross Margin for the six months ended June 30, 2010 was $881,566 compared to $659,064 for the six months ended June 30, 2009, an increase of $222,502 or 34%.
•	Operating income for the six months ended June 30, 2010 was $27, 015 compared to $20,918 for the six months ended June 30, 2009, an increase of $6,097 or 29%.
•	Net income for the six months ended June 30, 2010 was $36,896 compared to $9,117 during the six months ended June 30, 2009, an increase of $27,779 or 305%

Tom Meaney, Mikros President and CEO, said, “We are very pleased with the financial performance of the Company during the first half of 2010.  We are on track to see our best year ever. With this exceptional quarter behind us, we are in an excellent position to capture the additional orders and opportunities available to us in the second half of this year and into the future.  We have achieved this success by positioning Mikros as a provider of mission-readiness solutions for defense, security, and homeland defense markets. We have spent the past several years preparing for the increased focus on Operational Readiness being seen in the U.S. Navy and other defense agencies. We are confident that we have the talent, expertise, and products available to meet these developing requirements.”

The Company will soon begin to deliver 27 Adaptive Diagnostic Electronic Portable Testset (ADEPT) systems for use on U.S. Navy Aegis Cruisers and Destroyers. These systems represent the initial order placed under the Company’s $26 million contract, which was awarded this past March.   Marc Dalby, Mikros VP Business Development and Operations, added: “We expect to receive new orders this year for additional ADEPT systems and engineering services.  These new orders will help the Company develop and deliver ADEPT systems for use with other types of equipment and ships in the U.S. Navy. We remain committed to advancing the Small Business Innovative Research (SBIR) projects recently awarded, as well as submitting additional SBIR proposals this year that could result in future awards.  We also see several emerging opportunities with our partners that could result in additional contract awards later this year.”

Additional information regarding the Company’s financial data may be found in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed with the U.S. Securities and Exchange Commission.  The Form 10-Q may be accessed at www.sec.gov or at the Company's website at www.mikrossystems.com.

The Company will host an audio webcast at 10:00 AM ET, August 17, 2010, to review its second quarter results, project status, and related matters.

To access the live webcast, log on at:
http://investor.shareholder.com/media/eventdetail.cfm?eventid=84821&CompanyID=ABEA-4IA7CN&e=1&mediaKey=362B21947983FB924102BEEE2987DC23

To participate in the call, dial (877) 312-5415

For comments and feedback, contact info@mikrossystems.com

About Mikros

Mikros Systems Corporation is an advanced technology Company specializing in the research and development of electronic systems technology primarily for military applications.  Classified by the U.S. Department of Defense as a small business, its capabilities include technology management, electronic systems engineering and integration, radar systems engineering, combat/command, control, communications, computers and intelligence systems engineering, and communications engineering.  Mikros’ primary business is to pursue and obtain contracts from the Department of Homeland Security, U.S. Navy, and other governmental authorities.  For more information on Mikros visit: www.mikrossystems.com

Source: Mikros Systems Corporation

CONTACT:  Thomas J. Meaney - (609) 987-1513

Important Information about Forward-Looking Statements:  All statements in this news release other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. Forward-looking statements involve numerous risks and uncertainties. We have attempted to identify any forward-looking statements by using words such as "anticipates," "believes," "could," "expects," "intends," "may," "should" and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company's actual results, events or financial positions to differ materially from those included within the forward-looking statements. Such factors include, but are not limited to, changes in business conditions, a decline or redirection of the U.S. Defense budget, the termination of any contracts with the U.S. Government, changes in our sales strategy and product development plans, changes in the marketplace, continued services of our executive management team, our limited marketing experience, competition between us and other companies seeking SBIR grants, competitive pricing pressures, market acceptance of our products under development, delays in the development of products, statements of assumption underlying any of the foregoing, and other factors disclosed in our annual report on Form 10-K for the year  ended December  31, 2009 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date hereof.

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